Exhibit 99.1

January 21, 2019

          For Immediate Release

A. O. Smith Announces Kempken as SVP, Corporate Development and Strategy, and Gurholt as VP, Controller

Milwaukee, Wis. – A. O. Smith today announced that Dan Kempken, the company’s current Vice President and Controller, has been named A. O. Smith’s new Senior Vice President, Corporate Development and Strategy.

In his new role, Kempken will be responsible for partnering with the executive team to identify and define corporate strategic initiatives globally, as well as overseeing the company’s merger, acquisition, divestiture, and joint venture activities.

Kempken, who joined A. O. Smith in 2011, earned a bachelor’s of administration degree from the University of Wisconsin-Madison in 1995, and an MBA from Marquette University in 2017. He is also a Certified Public Accountant.

A. O. Smith today also announced that Helen Gurholt, the company’s current Accounting Director, has been named A. O. Smith’s new Vice President and Controller.

In her new role, Gurholt will be responsible for the accounting, financial planning and risk management functions for A. O. Smith.

Gurholt, who has been with A. O. Smith since 2002, holds a BBA in accounting and a BA in Spanish from the University of Wisconsin-Milwaukee. She is also a Certified Public Accountant.

Both Kempken and Gurholt’s new roles will become effective on May 1, 2019.

About A. O. Smith Corporation

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.